                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            TRINITY INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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

                            TRINITY INDUSTRIES, INC.
                              2525 STEMMONS FREEWAY
                            DALLAS, TEXAS 75207-2401



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 19, 2000


         Notice is hereby given that the Annual Meeting of Stockholders of Trinity Industries, Inc. (the "Company"), a Delaware corporation, will be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas 75207, on Wednesday, July 19, 2000, at 9:30 a.m., Central Daylight Saving Time, for the following purposes:

         (1) to elect ten (10) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

         (2) to approve the Trinity Industries Short Term Management Incentive Plan;

         (3) to approve ratification of Ernst & Young LLP as independent auditors for fiscal year 2001;

         (4) to vote on a stockholder proposal, if properly presented at the meeting, requesting the Board of Directors to arrange for the prompt sale of the Company to the highest bidder; and

         (5) to transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on May 26, 2000 will be entitled to notice of and to vote at the 2000 Annual Meeting or any adjournment thereof, notwithstanding the transfer of any stock on the books of the Company after such record date. A list of the stockholders will be open to the examination of any stockholder, for any purpose germane to the 2000 Annual Meeting, for a period of ten (10) days prior to the meeting at the Company's offices, 2525 Stemmons Freeway, Dallas, Texas 75207.

         You are requested to forward your proxy in order that you will be represented at the 2000 Annual Meeting, whether or not you expect to attend in person. Stockholders who attend the 2000 Annual Meeting may revoke their proxies and vote in person, if they so desire.

         A Proxy Statement, proxy card and a copy of the Annual Report on the Company's operations for the fiscal year ended March 31, 2000 accompany this Notice of Annual Meeting of Stockholders.


                                 By Order of the Board of Directors


                                         MICHAEL G. FORTADO
                                   Vice President, General Counsel
                                       and Corporate Secretary


June 19, 2000

                            TRINITY INDUSTRIES, INC.
                              2525 STEMMONS FREEWAY
                            DALLAS, TEXAS 75207-2401



                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 19, 2000


         This Proxy Statement is furnished to the stockholders of Trinity Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2525 Stemmons Freeway, Dallas, Texas, on Wednesday, July 19, 2000, at 9:30 a.m., Central Daylight Saving Time (the "2000 Annual Meeting"), or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's mailing address is P.O. Box 568887, Dallas, Texas, 75356-8887.

         This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about June 19, 2000.

                              RIGHT TO REVOKE PROXY

         Any stockholder giving the proxy enclosed with this Proxy Statement has the power to revoke such proxy at any time prior to the exercise thereof by filing with the Company a written revocation at or prior to the 2000 Annual Meeting, by executing a proxy bearing a later date or by attending the 2000 Annual Meeting and voting in person the shares of stock that such stockholder is entitled to vote. Unless the persons named in the proxy are prevented from acting by circumstances beyond their control, the proxy will be voted at the 2000 Annual Meeting and at any adjournment thereof in the manner specified therein, or if not specified, the proxy will be voted:

         (1) FOR the election of the ten (10) nominees listed under "Election of Directors" as nominees of the Company for election as directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

         (2) FOR the approval of the Trinity Industries Short Term Management Incentive Program;

         (3) FOR the approval of Ernst & Young as independent auditors for fiscal year 2001;

         (4) AGAINST the stockholder proposal requesting the Board of Directors to arrange for the prompt sale of the Company to the highest bidder; and

         (5) At the discretion of the persons named in the enclosed form of proxy, on any other matter that may properly come before the 2000 Annual Meeting or any adjournment thereof.

            BY WHOM AND THE MANNER IN WHICH PROXY IS BEING SOLICITED

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company. The expense of the solicitation of proxies for the 2000 Annual Meeting, including the cost of mailing, will be borne by the Company. To the extent necessary to assure sufficient representation at the 2000 Annual Meeting, officers and regular employees of the Company, at no additional compensation, may request the return of proxies personally, by telephone, facsimile, mail, or other method. The extent to which this will be necessary depends entirely upon how promptly proxies are received. Stockholders are urged to send in their proxies without delay. The Company has retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursement for out-of-pocket expenses. The Company will supply brokers, nominees, fiduciaries and other custodians with proxy materials to forward to beneficial owners of shares in connection with this solicitation, and the Company will reimburse such brokers, nominees, fiduciaries and other custodians for their expenses in making such distribution. Management has no knowledge or information that any other person will specially engage any persons to solicit proxies.

                       VOTING SECURITIES AND STOCKHOLDERS

         The outstanding voting securities of the Company consist entirely of shares of Common Stock, $1.00 par value per share, each share of which entitles the holder thereof to one vote. The record date for the determination of the stockholders entitled to notice of and to vote at the 2000 Annual Meeting, or any adjournment thereof, has been established by the Board of Directors as of the close of business on May 26, 2000. At that date, there were outstanding and entitled to vote 38,104,166 shares of Common Stock.

         The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2000 Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

         The proxy card provides space for a stockholder to withhold voting for any or all nominees for the Board of Directors. The election of directors requires a plurality of the votes cast at the meeting. Each of the other matters being submitted to the stockholders requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. However, an abstention with respect to the election of the Company's directors will not be counted either in favor of or against the election of the nominees. In the case of the other proposals which are being submitted for stockholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

         At May 26, 2000, the companies named below were the only persons known by the Company to be beneficial owner of more than 5% of its Common Stock:


                NAME AND ADDRESS                      NUMBER OF SHARES             PERCENT OF
               OF BENEFICIAL OWNER                    BENEFICIALLY OWNED              CLASS
         ---------------------------                  ------------------           -----------
         Pioneer Investment Inc. (1)                        3,947,600                 10.3%
         60 State Street
         Boston, Massachusetts 02109

         Private Capital Management, Inc. (2)               4,149,917                 10.9%
         3003 Tamiami Trail North
         Naples, Florida 34103


----------

(1) Pioneer Investment Inc. reported sole voting and dispositive power as to 3,947,600 shares. This information is based solely on a Schedule 13G containing information as of January 3, 2000.

(2) Private Capital Management, Inc. has advised the Company it is an institutional investment manager with shared voting and dispositive power as to 4,149,917 shares on May 26, 2000.

     The following table shows the number of shares of Common Stock as of May 26, 2000 beneficially owned by each director or nominee, by the named executive officers and by all directors and executive officers as a group, based upon information supplied by them:


                                             NUMBER OF SHARES     EXERCISABLE
                                            BENEFICIALLY OWNED      OPTIONS            PERCENT OF
         NAME                               AT MAY 26, 2000(1)      INCLUDED             CLASS
         ---------------                    ------------------      --------             -----
         John L. Adams                           64,556              19,896                *
         David W. Biegler                        29,010              27,410                *
         Ronald J. Gafford                       12,702              12,500                *
         Barry J. Galt                           23,000              18,000                *
         Clifford J. Grum                        26,646(2)           23,646                *
         Dean P. Guerin                          75,410              18,000                *
         Jess T. Hay                             21,384(3)           18,000                *
         Edmund M. Hoffman                       59,681(4)           18,000                *
         Jim S. Ivy                              41,140              23,751                *
         Diana S. Natalicio                      27,146              23,646                *
         John R. Nussrallah                      46,007              31,076                *
         Mark W. Stiles                          68,044              46,070                *
         Timothy R. Wallace                     321,759(5)          176,958                *
         W. Ray Wallace                       1,175,439(6)          506,590               3%
         Directors and Executive
            Officers as a Group               2,128,791           1,024,311             5.5%

         --------
         * Less than one percent (1%).

(1) Unless otherwise noted, all shares are owned directly and the owner has the right to vote the shares, except for shares that officers and directors have the right to acquire under the Company's stock option plans as of May 26, 2000 or within sixty (60) days thereafter which are included and shown in the next column and vested common stock equivalent units credited to executives under the Supplemental Profit Sharing Plan for Mr. Adams 6,660; Mr. Ivy 4,662; Mr. Nussrallah 6,253; Mr. Stiles 8,869; Mr. Timothy R. Wallace 24,392 and all executive officers as a group 68,007. Includes shares indirectly held through the Company's 401(k) Plan for Mr. Ivy 727; Mr. Nussrallah 548; Mr. Timothy R. Wallace 1,065 and all executive officers as a group 3,135 shares.

(2) Includes 3,000 shares owned by Deerfield Corporation of which Mr. Grum is an owner.

(3) Includes 384 shares owned of record by Mr. Hay's wife as custodian for their daughter in which Mr. Hay disclaims beneficial ownership.

(4) Includes 1,500 shares held by Mr. Hoffman as trustee of a trust in which Mr. Hoffman disclaims beneficial ownership.

(5) Includes 91,063 shares held indirectly by a limited partnership which Mr. Wallace controls.

(6) Includes 455,678 shares held indirectly by limited partnerships which Mr. Wallace controls.

         The Company has adopted a stock ownership policy for directors and officers that is designed to align the financial interest of directors and officers with those of the Company's stockholders. The policy establishes a minimum amount of stock that directors and officers are expected to own by the end of a five year period. For the Chief Executive Officer the amount is five times base salary, for the other named executives it is three times base salary and for the directors it is three times the annual retainer. Stock units are included in this calculation because they are subject to the same market risk as is common stock. Directors who defer their fees may elect for their fees to be credited to an account on the books of the Company and are reflected in the table below. All matching amounts in the Company's Supplemental Profit Sharing Plan for executives are made in stock units and vest over time. Vested amounts are reflected in the stock ownership table above and unvested amounts are provided in the table below for the named executive officers:

             Directors                                        Executives
             David W. Biegler          3,352                  Timothy R. Wallace        281
             Ronald J. Gafford           592                  John L. Adams             378
             Barry J. Galt             5,332                  Jim S. Ivy                517
             Clifford J. Grum          4,132                  John R. Nussrallah        129
             Dean P. Guerin            5,726                  Mark W. Stiles            112
             Diana Natalicio           3,922
             Timothy R. Wallace        1,052

                              ELECTION OF DIRECTORS

         At the 2000 Annual Meeting, ten (10) directors are to be elected who shall hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. It is the intention of the persons named in the Company's proxy to vote for the election of each of the ten
(10) nominees listed below, unless authority is withheld. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to serve as a director, the persons named in the proxy will vote for the election of another person recommended by the Board of Directors.

         The following biographical information sets forth the name, age, principal occupation or employment during the past five years, Board committee membership, certain other directorships held by each nominee for director, the period during which he or she has served as a director of the Company, and certain family relationships.

         THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE ELECTION OF EACH OF THE TEN (10) NOMINEES TO THE BOARD OF DIRECTORS SET FORTH BELOW.

                                    NOMINEES

TIMOTHY R. WALLACE (46)

     Director since 1992. Mr. Wallace is Chairman, President and Chief Executive Officer of the Company. He is the son of Mr. W. Ray Wallace, a director of the Company. Mr. Wallace is a director of Viad Corp. which is primarily involved in travel, trade exhibits and financial services.


DAVID W. BIEGLER (53)

     Director since 1992. Chairman of the Corporate Governance and Nominating Committee and a member of the Human Resources Committee. Mr. Biegler has served since August 1997 as President and Chief Operating Officer of TXU Corp., a public utility holding company providing electric and natural gas utility services, energy marketing and other energy-related services. Previously thereto he served as the Chairman, President and Chief Executive Officer of ENSERCH Corporation, an integrated natural gas company. He is an advisory director of Chase Bank of Texas, National Association, a national bank.

RONALD J. GAFFORD (50)

     Director since 1999. Member of the Corporate Governance and Directors Nominating Committee and of the Human Resources Committee. Mr. Gafford has served since March of 1996 as President of Austin Industries, Inc., a civil, commercial and industrial construction company, and in the eight preceding years served in various executive capacities for subsidiaries of Austin Industries, Inc.


BARRY J. GALT (66)

     Director since 1988. Member of the Audit Committee and of the Corporate Development and Finance Committee. Mr. Galt is a director, and prior to his retirement on March 30, 1999, served as Chairman and Chief Executive Officer of Ocean Energy, Inc., formerly named Seagull Energy Corporation, a diversified energy company engaged in oil and gas exploration and development. He is also a director of Friede Goldman Halter, Inc., a director of StanCorp Financial Group, Inc., an insurance company, and a Houston area advisory director of Chase Bank of Texas, National Association, a national bank.


CLIFFORD J. GRUM (65)

     Director since 1995. Chairman of the Audit Committee and a member of the Human Resources Committee. Mr. Grum is the retired Chairman and Chief Executive Officer of Temple-Inland, Inc., a holding company with interests in corrugated containers, bleached paperboard, building products, timber and timberlands, and financial services. He is also a director of Cooper Industries, Inc., a company engaged in the businesses of electrical products, tools and hardware, and automotive products and a director of Tupperware Corporation, a multinational consumer products company.


DEAN P. GUERIN (78)

     Director since 1965. Chairman of the Corporate Development and Finance Committee and a member of the Corporate Governance and Nominating Committee and Audit Committee. Mr. Guerin's principal occupation is investments.


JESS T. HAY (69)

     Director since 1965. Chairman of the Human Resources Committee and member of the Corporate Governance and Nominating Committee. Mr. Hay is Chairman of HCB Enterprises, Inc., a private investment firm. He is also Chairman of the Texas Foundation for Higher Education. For 29 years prior to his retirement on December 31, 1994, Mr. Hay was Chief Executive Officer of the Lomas Financial Group, a diversified financial services institution engaged principally in mortgage banking and real estate lending. Mr. Hay is a director of Viad Corp. which is primarily involved in travel, trade exhibits, and financial services, a director of Exxon Mobil Corporation, a diversified energy company engaged principally in the exploration, production and marketing of petroleum products, and a director of SBC Communications, Inc., a telephone and wireless communications company.


EDMUND M. HOFFMAN (78)

     Director since 1957. Member of the Audit Committee and the Corporate Development and Finance Committee. Mr. Hoffman's principal occupation is investments.

DIANA S. NATALICIO (60)

     Director since 1996. Member of the Human Resources Committee and of the Corporate Governance and Nominating Committee. President of the University of Texas at El Paso. She is an advisory director of the Chase Bank of Texas, National Association, a national bank. Dr. Natalicio was appointed by President Bush to the Commission on Educational Excellence for Hispanic Americans and by President Clinton to the National Science Board and to the President's Committee on the Arts and Humanities.

W. RAY WALLACE (77)

     Director since 1958. Retired as Chairman and Chief Executive Officer of the Company in December 1998. Member of the Corporate Development and Finance Committee. He is the father of Timothy R. Wallace, Chairman, President and Chief Executive Officer of the Company.


                          BOARD MEETINGS AND COMMITTEES

         The directors hold regular quarterly meetings in addition to a meeting immediately following the Annual Meeting of Stockholders, attend special meetings and committee meetings as required, and spend such time on the affairs of the Company as their duties require. During the fiscal year ended March 31, 2000, the Board of Directors held six (6) meetings and all directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which they served.

         The standing committees of the Board of Directors are the Audit Committee, Human Resources Committee, Corporate Governance and Nominating Committee, and Corporate Development and Finance Committee.

         The Audit Committee consists of Messrs. Galt, Grum, Guerin and Hoffman. The Audit Committee reviews with management, the director of internal auditing, and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate including reviews with management relating to compliance with corporate policies, compliance programs, and internal controls. The Audit Committee also recommends to the Board of Directors the independent accountant for the Company and reviews audit fees. The Audit Committee met three (3) times during the fiscal year ended March 31, 2000.

         The Human Resources Committee consists of Messrs. Biegler, Gafford, Grum, Hay and Dr. Natalicio. The duties of the Human Resources Committee generally are to determine and/or recommend the compensation structure for the Company and its subsidiaries; make recommendations to the Board of Directors as to the salary of the Chief Executive Officer, and set the salaries of other senior executives of the Company; grant options, shares of stock, stock units and such other benefits as may be permitted under the Company's stock related benefit plans; design and recommend to the Board for approval and administer long, intermediate and short-term incentive compensation plans of the Company. The Human Resources Committee met six (6) times during the fiscal year ended March 31, 2000.

         The Corporate Governance and Nominating Committee consists of Messrs. Biegler, Gafford, Guerin, Hay and Dr. Natalicio. The duties of the Corporate Governance and Nominating Committee generally are to recommend to the Board of Directors the director nominees proposed each year in the Company's proxy statement for election by the Company's stockholders; review the qualifications of, and recommend to the Board, candidates to fill Board vacancies as they may occur; consider suggestions from stockholders and other sources regarding possible candidates for director; define and recommend to the Board appropriate guidelines and criteria regarding the qualifications of candidates for director of the Company; review and propose changes, when appropriate, in the compensation and benefits of non-employee directors of the Company; and review the Company's Corporate Governance Principles.

The Corporate Governance and Nominating Committee met three (3) times during the fiscal year ended March 31, 2000.

         The Corporate Development and Finance Committee consists of Messrs. Galt, Guerin, Hoffman, and W. Ray Wallace. The duties of the Corporate Development and Finance Committee generally are to provide direction for the assessment of future acquisition opportunities; review specific plans regarding significant acquisitions or dispositions of businesses or assets; authorize, subject to limits imposed by the Board of Directors, investments in or acquisition of another company; and periodically review the financial status of the Company. The Corporate Development and Finance Committee did not meet during the fiscal year ended March 31, 2000.


                            COMPENSATION OF DIRECTORS

         Directors are compensated at the rate of $1,250 for each board or committee meeting attended plus reimbursement for reasonable out-of-pocket expenses. In addition, each director who is not a compensated officer or employee of the Company or its subsidiaries receives a fee of $35,000 per year for serving as a director, and the Chairman of each of the committees receives an additional $3,500 per year. Directors may elect, pursuant to a Deferred Plan for Director Fees, to defer the receipt of all or a specified portion of the fees to be paid to him or her. Deferred amounts are credited to an account on the books of the Company and treated as if invested either at the prime rate of interest as announced from time to time by Chase Bank of Texas or, at the director's prior election, in units of the Company's Common Stock at the closing price on the New York Stock Exchange on the date that a payment is credited to the director's account. Such stock units are credited with amounts equivalent to dividends paid on the Company's Common Stock. Upon ceasing to serve as a director, the value of the account will be paid to the director in annual installments not exceeding ten (10) years according to the director's prior election.

         Annually, each director who is not also an executive officer of the Company is granted an option to purchase 5,000 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date of grant.

         The Company has a Directors' Retirement Plan that is an unfunded arrangement whereby members of the Board of Directors who are not employees of the Company will receive monthly payments for a ten (10) year period upon retirement, disability or death. The amount of each monthly payment will be equal to one-twelfth (1/12) of a percentage of the annual retainer paid to such director in the year of his retirement, disability or death while serving as a director. The applicable percentage is dependent upon the number of years of service as a member of the Board of Directors. If the director has less than five (5) years of service, the applicable percentage is zero. If the director has five (5) years of service, the applicable percentage is fifty percent (50%). The applicable percentage increases at the rate of ten percent (10%) for each year of service thereafter and reaches one hundred percent (100%) after ten (10) years of service as a director. However, notwithstanding the number of years of service, a director's applicable percentage will be one hundred percent (100%) in the event of a change in control of the Company (as defined).

         Commencing January 1, 1999, Mr. W. Ray Wallace was employed by the Company as a consultant pursuant to an agreement at a monthly rate of $10,000. The agreement provides for the performance of services as may be required by the Chief Executive Officer or the Board of Directors and his continuation as a director as long as he is eligible. He is provided an office, administrative assistant, limited use of Company aircraft and reimbursement of expenses. In addition, the Company will provide medical coverage for the remainder of his life.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information for the Company's fiscal years ended March 31, 2000, 1999, and 1998, with regard to the compensation for their services to the Company and its subsidiaries in all capacities of the Chief Executive Officers and each of the other four (4) most highly compensated executive officers serving the Company at the close of the Company's most recently completed fiscal year.

                           Summary Compensation Table

                                          Annual Compensation               Long Term Compensation
                                 --------------------------------------    -------------------------
                                                             Other         Restricted   Securities
                                                             Annual           Stock     Underlying             All Other
        Name and                                          Compensation       Awards       Options            Compensation
  Principal Position(1)   Year   Salary ($)   Bonus ($)      ($)(2)          ($)(3)       (#)(4)                ($)(5)
-----------------------------------------------------------------------------------------------------------------------------
Timothy R. Wallace        2000    $700,000    $1,029,150    $  7,500        $279,375     151,852               $230,515
Chairman, President &     1999     600,000       945,000      21,373         393,125      63,574                159,300
Chief Executive Officer   1998     550,000       791,549      12,500         265,000      49,344                139,756

John L. Adams             2000    $450,000    $  402,750      - 0 -         $111,750      40,000               $ 98,162
Executive Vice President  1999      87,500        87,281    $  4,162         150,750      25,000                 - 0 -

Mark W. Stiles            2000    $352,000    $  391,818    $ 20,025        $ 69,844      30,000               $101,668
Senior Vice President     1999     325,000       406,250      11,707          58,969      19,901                 77,925
                          1998     315,000       263,813      - 0 -           53,000      12,908                 62,927

John R. Nussrallah        2000    $370,000    $  279,720    $ 17,728        $ 83,813      30,000               $ 24,249
President, Railcar Group  1999     330,000       264,000      14,136          78,625      20,000                  3,840
                          1998     275,000       200,000      - 0 -           79,500      10,000                  3,360

Jim S. Ivy                2000    $343,000    $  245,588    $ 18,858        $ 55,875      20,000               $ 75,026
Vice President and Chief  1999     330,000       219,450      14,136          78,625      20,000                 57,345
Financial Officer         1998      50,000         5,000      - 0 -          106,000      42,500                  5,500

-----------------------------------------------------------------------------------------------------------------------------

(1)      Mr. John L. Adams joined the Company in January of 1999.

(2) Other annual compensation for fiscal 2000 is composed of amounts reimbursed for the payment of taxes for certain perquisites for Messrs. Stiles, Nussrallah and Ivy; and, in the case of Mr. Wallace, directors' meeting fees.

(3) Amounts shown for each year are based on the closing price of the Common Stock on the date of grant. Messrs. Wallace, Adams, Stiles, Nussrallah and Ivy had restricted shares totaling 28,000, 8,000, 7,000, 8,000, and 6,000 shares, respectively, as of March 31, 2000 with a market value of $663,250, $189,500, $165,813, $189,500, and $142,125,
         respectively, based on a $23.6875 per share market price of the Company's Common Stock on that date. Dividends are paid on these restricted shares at the same rate as paid on the Company's Common Stock. The restrictions on transferability will be lifted upon the recipient's retirement at age 65 or earlier with the consent of the Human Resources Committee, death or disability, or upon a change in control of the Company. If the employment of the recipient is terminated without the consent of the Human Resources Committee for any reason other than death or disability prior to the recipient's retirement, then the restricted shares will be forfeited.

(4)      Includes reload grants.

(5) All other compensation for fiscal 2000 is composed of the Company's matching amounts under the Company's Supplemental Profit Sharing Plan and Section 401(k) Plan (described below under "Retirement Plans") for Mr. Wallace $57,600; Mr. Adams $12,887; Mr. Stiles $27,287; Mr.
         Nussrallah $24,249 and Mr. Ivy $16,168; and an amount equal to ten percent (10%) of the salaries and incentive bonuses set aside pursuant to long-term deferred compensation plans for Mr. Wallace $172,915; Mr. Adams $85,275; Mr. Stiles $74,381 and Mr. Ivy $58,858.



                        Option Grants In Last Fiscal Year

                                                                                  Potential Realizable Value
                                                                                       at Assumed Annual
                                                                                     Rates of Stock Price
                          Individual Grants                                    Appreciation for Option Term ($)
-----------------------------------------------------------------------     ----------------------------------------
                          Number of
                          Securities
                          Underlying  Percent
                           Options    of Total  Exercise or
                           Granted    Options    Base Price   Expiration
          Name              (#)(1)    Granted      ($/Sh)        Date              5% ($)                10% ($)
--------------------------------------------------------------------------------------------------------------------
Timothy R. Wallace         80,000(2)  13.4%        29.4375     10/29/09          1,481,047             3,753,263
                           11,286(3)   1.9%        36.0625     04/13/03             62,408               157,906
                           60,566(3)  10.1%        32.2500     04/13/03            384,704               832,162

John L. Adams              40,000(2)   6.7%        29.4375     10/29/09            740,523             1,876,632

Mark W. Stiles             30,000(2)   5.1%        29.4375     10/29/09            555,393             1,407,474

John R. Nussrallah         30,000(2)   5.1%        29.4375     10/29/09            555,393             1,407,474

Jim S. Ivy                 20,000(2)   3.4%        29.4375     10/29/09            370,262               938,316
--------------------------------------------------------------------------------------------------------------------

(1)      The Company has not granted any stock appreciation rights.

(2) Annual grants of stock options at the market price on the date of grant which vest 25% each year.

(3) Reload grants made to participants who exercised nonqualified stock options pursuant to an Executive Stock Purchase Program ("ESPP") who paid the purchase price using shares of previously owned shares of the Company's Common Stock. The Reload grant is for the number of shares equal to the shares utilized in payment of the purchase price. The option price for the reload option is equal to the market value of the Company's Common Stock on the date of the exercise of the primary option and the option period is equal to the remaining period of the options exercised. The participant may not exercise a reload option earlier than six months from the date it is granted.

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year-End Option Values



                                                                       Number of                  Value of
                                                                 Securities Underlying           Unexercised
                                                                      Unexercised               In-the-Money
                                                                   Options at Fiscal          Options at Fiscal
                                                                       Year-End                   Year-End
                                    Shares
                                  Acquired on       Value            Exercisable/               Exercisable/
                                   Exercise       Realized           Unexercisable              Unexercisable
Name                                  (#)            ($)                  (#)                        ($)
--------------------------------------------------------------------------------------------------------------------
Timothy R. Wallace                   111,072        1,294,817            153,433                      -
                                                                         217,142                    114,684

John L. Adams                          -               -                  18,896                      -
                                       -               -                  65,514                      -

Mark W. Stiles                         -               -                  41,365                     21,287
                                                                          60,937                     22,937

John R. Nussrallah                     -               -                  31,076                      -
                                                                          61,776                      -

Jim S. Ivy                             -               -                  23,751                      -
                                                                          58,749                      -
--------------------------------------------------------------------------------------------------------------------

              Long-Term Incentive Plan Awards in Last Fiscal Year




                   Three Year Performance Incentive Plan (PIP)          Five Year Performance Unit Plan (PUP)
                  -------------------------------------------- -------------------------------------------------------

                    Performance   Estimated Future Payouts(1)  Number of   Performance    Estimated Future Payouts(2)
                    Period Until -----------------------------    PUP      Period Until    ---------------------------
      Name             Payout     Threshold ($)   Target ($)     Units        Payout       Threshold (#)   Target (#)
----------------------------------------------------------------------------------------------------------------------
Timothy R. Wallace     3 years         0          462,000        17,986       5 years           0           17,986


John L. Adams          3 years         0          225,000         8,215       5 years           0            8,125


Mark W. Stiles         3 years         0          162,000         5,333       5 years           0            5,333


John R. Nussrallah     3 years         0          185,000         4,998       5 years           0            4,889


Jim S. Ivy             3 years         0          113,000         4,764       5 years           0            4,764
----------------------------------------------------------------------------------------------------------------------

(1) Payouts under the PIP for awards made during the last fiscal year are based on "economic value added" (EVA(R)). At the end of the three year period ending March 31, 2002, 6.66% of the EVA generated in fiscal

-----------------
EVA(R) is a registered trademark of Stern Stewart & Co.

     year 2001 and 3.33% of EVA generated in fiscal year 2002 will be set aside as an incentive pool from which payouts will be made. The named executive officers have been allocated a share of the pool. The target amount in the table is each named executive's designated "cash cap" which is based on a percentage of his base salary. If actual EVA performance in a year generates an individual award that exceeds the pro rata cash caps for that year, the excess payout will be converted to a restricted stock grant with the number of shares of restricted stock based on the exercise prices for options granted during that fiscal year. Vesting of the stock is subject to continued employment for two years following the three year performance period. Dividends are paid on these restricted shares at the same rate as paid on the Company's Common Stock. The PIP does not have a maximum amount that can be earned.

(2) The PUP provides the opportunity for a participant to earn PUP Units over a five year period with a targeted goal of cumulative EVA improvement. Each participant is assigned a targeted award of PUP Units that can be earned upon 100% achievement of the goal. As of March 31 of each year, the number of PUP Units in each participant's account is determined by multiplying the target award by a fraction, the numerator of which is the Company's actual cumulative improvement in EVA from the beginning of the five year period and the denominator is the targeted EVA improvement. This annual calculation can result in a decrease in the number of PUP Units from the prior period(s). Dividend equivalents are paid on earned PUP Units. At the end of the five year period, each PUP Unit earned will be converted to a share of Common Stock and paid out to the participant. The PUP does not have a maximum amount that can be earned but the targeted amount is sufficiently high that significant achievement beyond the target would be extraordinary.


                                RETIREMENT PLANS

         The Company has noncontributory, defined benefit retirement and death benefit plans which are available to all eligible employees who have completed specified periods of employment. The benefits of the plans are funded by periodic contributions to retirement trusts that invest the Company's contributions and earnings thereon in order to pay the benefits to the employees. The plans provide for the payment of monthly retirement benefits determined under a calculation based on credited years of service and a participant's compensation. Retirement benefits are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement. The plans also provide for the payment of certain disability and death benefits.

         The Company has also adopted a Supplemental Retirement Plan that permits the payment of supplemental benefits to certain employees who have been determined by the Plan Committee to be Participants and whose annual benefits under the foregoing retirement plan would exceed those permitted by the Internal Revenue Code of 1986, as amended (the "Code"). The Supplemental Retirement Plan provides that if at any time the amount of the annual retirement benefit which would otherwise be payable under the Company's pension plan is or becomes limited by reason of compliance with the Code, such person shall be entitled to receive a supplemental pension benefit equal to the difference between the benefit that such person receives under the Company's pension plan and the benefit that such person would have received if such limitation had not been in effect. The benefits are payable from the general assets of the Company. Timothy
R. Wallace is the only named executive officer who is a participant in the Supplemental Retirement Plan.

         The following table reflects the estimated aggregate annual benefits, computed on the basis of a monthly benefit payable for ten (10) years certain and life thereafter, payable under such plans to a fully vested participant of the Company upon retirement at age 65 after 10, 20, 30 and 40 credited years of service at the annual remuneration levels set forth in the table.

                               Pension Plan Table

                                               Years of Service
------------------------------------------------------------------------------------------------------------
Remuneration                    10                      20                    30                 40
------------                    --                      --                    --                 --
$    300,000                $ 29,760                 $ 59,520             $  89,280          $119,040

     400,000                  39,760                   79,520               119,280           159,040

     600,000                  59,760                  119,520               179,280           239,040

     800,000                  79,760                  159,520               239,280           319,040

   1,000,000                  99,760                  199,520               299,280           399,040

   1,200,000                 119,760                  239,520               359,280           479,040

   1,400,000                 139,760                  279,520               419,280           559,040

   1,600,000                 159,760                  319,520               479,280           639,040

   1,800,000                 179,760                  359,520               539,280           719,040

   2,000,000                 199,760                  399,520               599,280           799,040


         The compensation covered under those plans is the same as the salary and bonus reported in the Summary Compensation Table. The annual benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Mr. Timothy R. Wallace has 24 credited years of service under the plans under which he is covered; Messrs. Adams, Stiles, Nussrallah and Ivy have 1 year, 8 years, 5 years and 2 years, respectively.

         The Company maintains a Section 401(k) plan that permits employees to elect to set aside up to fourteen percent (14%) of their compensation (subject to the maximum limit on the amount of compensation permitted by the Code to be deferred for this purpose) in a trust to pay future retirement benefits. Depending upon years of service, the Company matches from twenty-five (25%) to fifty percent (50%) of up to six percent (6%) of the employee's compensation set aside for this purpose. The Company also maintains a Supplemental Profit Sharing Plan ("Supplemental Plan") for certain of its "highly compensated employees", as defined in the Code. The highly compensated employees are not limited as to the percentage of their compensation which may be contributed to the Supplemental Plan. The first six percent (6%) of a Participant's base salary and bonus contributed to the Supplemental Plan, less any compensation matched under the 401(k) plan, is matched from twenty-five percent (25%) to fifty percent (50%) by the Company provided certain earnings are achieved. The Company's match vests 20% per year. An additional seventeen and one-half percent (17-1/2%) match applies to up to twenty-five percent (25%) of a Participant's base salary and bonus deferrals directed into stock units. The additional match for stock units is made following each plan year provided certain earnings are achieved and vests two plan years after the end of the plan year for which the match is made. The additional match does not apply to stock units acquired by transfer from existing account balances. All matches in the Supplemental Plan are made in stock units. Stock units may not be transferred into other investment accounts and may only be paid out in Common Stock.

                          CHANGE IN CONTROL AGREEMENTS

         Each named executive officer has executed a change in control agreement with the Company that provides certain benefits in the event his or her employment is terminated subsequent to a change in control of the Company (as defined in the agreements). The agreements are for continuous two-year terms until terminated by the Company upon specified notice and continue for two years following a change in control. The agreements provide that if there is a change in control of the Company and if the Company terminates the executive's employment other than as a result of the executive's death, disability or retirement, or for cause (as defined in the agreements), or if the executive terminates his or her employment under certain circumstances, then the Company will pay to such executive a lump sum equal to three (3) times the amount of the executive's base salary and bonus paid by the Company and its subsidiaries to the executive during the twelve (12) months prior to termination or, if higher, the twelve (12) months prior to the change in control of the Company.

         The severance benefits provided by the agreements also include certain fringe benefits to which each executive would have been entitled if the executive had continued in the employment of the Company for thirty-six (36) months after the executive's termination, and a supplemental benefit based on the Company's retirement plan, which benefit is payable in a series of cash payments.

         The agreements further provide that if any payment to which the executive is entitled would be subject to the excise tax imposed by Section 4999 of the Code, then the Company will pay to the executive an additional amount so that the net amount retained by the executive is equal to the amount that otherwise would be payable to the executive if no such excise tax had been imposed.

        REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Human Resources Committee ("the Committee") of the Board of Directors. The Committee, which is composed entirely of independent outside directors, is responsible for setting and overseeing the administration of policies that govern the compensation of the Company's executives. It establishes base salary, incentive compensation, deferred compensation, stock options, performance units and other stock based awards for each executive officer and certain key operating officers of the Company, except the salary of the Chief Executive Officer is decided by the Board, after recommendation by the Committee. The Committee retains a consultant to advise on matters related to executive compensation.

         It is the Committee's policy to provide a competitive and comprehensive compensation program to attract, motivate, reward and retain the key executives needed to enhance the profitability of the Company and to create value for its stockholders. The Committee believes that the Company's executive compensation should consist of competitive base salaries and incentive compensation plans that reward both short and long-term performance. The key components of the Company's short-term executive compensation program in the last fiscal year were a base salary and incentive compensation. The long-term program consists of stock options, three year and five year performance plans, restricted stock awards, and in some cases deferred compensation. The Committee periodically reviews each component of the Company's executive compensation program to ensure that pay levels and incentive opportunities are competitive, directly linked to performance and aligned with the interest of stockholders. The Committee determines each executive's compensation based upon past and expected future performance, the executive's responsibilities within the Company, and the executive's value to the Company as determined by the Committee.

Base Salary

         The Committee each year reviews each executive's performance and establishes each executive's base salary based upon past and expected future performance, and the executive's responsibilities within the Company. In fixing base salaries, the Committee also considers salaries of senior executives of other comparable companies as reflected in a survey provided by an independent outside consultant.

Incentive Compensation

         Incentive bonuses awarded annually to the Company's executive officers and key operating officers are tied to the Company's success in achieving certain financial and specific group goals set each year by the Committee at the beginning of the year. Specific group targets are tied to specific short-term goals applicable to the executive's job assignment and, in the case of Timothy R. Wallace, to the Company's consolidated performance and enhancement of stockholder value.

Stock Options, Long-Term Performance Plans, Restricted Stock and Deferred Compensation

         Long-term incentive awards provided by the stockholder-approved stock option and incentive plans are designed to develop and retain strong management through stock ownership, stock options and other stock based incentive awards.

         Stock options historically have been, and in fiscal 2000 were, the significant portion of long-term incentive grants to 16 executive officers and business group presidents and 151 key employees. Options to purchase a total of 501,200 shares were granted in fiscal 2000. The Committee believes that a significant portion of senior executives' compensation should be dependent on value created for stockholders. Options are an excellent vehicle to accomplish this by tying the executives' interests directly to the stockholders' interests. Options are granted at the fair market value of the Company's Common Stock on the date of grant and vest in annual increments over four years after such date if the optionee is still employed or vest fully at the date of normal retirement.

         The number of options that the Committee grants to executive officers is based on individual performance and level of responsibility. The number of options currently held by an executive is not a factor in determining individual grants.

         The Committee has established a Three Year Performance Incentive Program ("PIP") and has designated awards that can be earned after a three year period based on "economic value added" ("EVA"). The Committee believes that this Plan provides incentive for long-term sustained growth. These performance awards are payable in cash at the end of the three year period based on the participant's proportionate share as determined by the Committee of a pool funded each fiscal year with a percentage of total EVA that has been established by the Committee. Restricted stock with a holding period to end two years after the three year performance period will be awarded to certain executives whose cash earnings exceed the targeted percentage of their base salary. Twenty-three executive and operating officers participate in the PIP for the three year period beginning in fiscal 2000.

         The Committee has also implemented a new Five Year Performance Unit Plan ("PUP") that provides the opportunity for participants to earn PUP Units over a five-year period with a targeted goal of cumulative EVA improvement. The Committee believes that EVA improvement over a five year period will be beneficial to all stockholders and the Plan provides appropriate incentive for reaching that goal. Each participant is assigned a targeted award of PUP Units that can be earned upon 100% achievement of the goal. As of March 31 of each year, the number of PUP Units in each participant's account is determined by multiplying the target award by a fraction, the numerator of which is the Company's actual cumulative improvement in EVA from the beginning of the five year period and the denominator is the targeted EVA improvement. This annual calculation can result in a decrease in the number of PUP Units from the prior period(s). Dividend equivalents are paid on earned PUP Units. At the end of the five year period, each PUP Unit earned will be converted to a share of Common Stock and paid out to the participant. The Committee has set a total target award of 77,200 PUP Units for 25 executive and operating officers for the five year period beginning April 1, 1999.

         A limited number of senior executives also received grants of Restricted Shares. Restricted Shares are shares of the Company's Common Stock granted with restrictions designed to promote long-term retention, as well as superior long-term performance, of key strategic and operating management. The restrictions generally expire after the executive reaches normal retirement age. Individual grants are based on personal contribution and level of responsibility within the organization. The number of shares currently held by an executive is not a factor in determining individual grants since Restricted Shares are primarily designed to promote long-term retention and steadily increasing stock ownership by the Company's key executives. The Committee granted a total of 50,000 Restricted Shares to 31 key executives in fiscal 2000.

         To encourage the retention of certain key and strategically important executives focused on continuous improvement and growth of the Company, the Company has established a deferred compensation plan for Timothy R. Wallace, John L. Adams, Jim S. Ivy and Mark W. Stiles. Under the deferred compensation plan, an amount equal to ten percent (10%) of each participant's annual base salary and incentive compensation is accrued to his deferred account on the books of the Company. All such deferrals bear interest at Chase Bank of Texas' prime lending rate.

Chief Executive Officer Compensation

         Timothy R. Wallace became Chief Executive Officer of the Company on January 1, 1999. His base salary, incentive compensation, stock option grants, Career Share awards and stock-based performance awards are set within the philosophy and policies enunciated above for all other executives of the Company. His base salary was increased at the beginning of fiscal 2000 to $700,000 in recognition of his increased management role and value to the Company.

         In determining the compensation of the Chief Executive Officer, the Committee reviews the performance of the Company, considers the positioning of the Company for future years, assesses his past and ongoing personal performance in the position of Chief Executive Officer, and considers the report of a nationally recognized consulting firm employed to survey the compensation of chief executive officers of other companies, with particular emphasis on companies comparable to that of the Company.

Limitation on Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. "Performance based" compensation is not subject to the limitation on deductibility, and the Committee strives to structure compensation so as to qualify for deductibility. Provisions have been included in the 1998 Stock Option and Incentive Plan that are designed to qualify future awards of stock options, performance awards, and performance-based restricted stock as "performance based." The Committee will continue to monitor future deductibility options. However, the Committee will authorize compensation that may not be deductible when it deems it to be in the best interest of the Company and its stockholders.

Conclusion

         The Committee believes that the Company's compensation policies and practices are appropriately designed to attract, retain and motivate key executives to guide the Company in the future and to produce results which will enhance the Company's long-term prospects, thereby ultimately enriching stockholder values.

Jess T. Hay, Chairman                                   David W. Biegler, Member
Human Resource Committee                               Ronald J. Gafford, Member
                                                        Clifford J. Grum, Member
                                                      Diana S. Natalicio, Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Jess T. Hay, David W. Biegler, Ronald J. Gafford, Clifford J. Grum and Diana Natalicio served on the Human Resources Committee during the last completed fiscal year. There were no interlocks or insider participation during such year.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent (10%) of the Company's Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). These reports are also filed with the New York Stock Exchange and a copy of each report is furnished to the Company.

         Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended March 31, 2000, each individual who was required to file such reports during the fiscal year complied with the applicable filing requirements except that Messrs. David W. Biegler, Barry J. Galt, Clifford J. Grum, Dean P. Guerin, Timothy R. Wallace and Dr. Diana Natalicio, all directors in the Company, did not timely report the acquisition of stock units from the deferral of director fees in fiscal 1999. These acquisitions of stock units have been reflected in subsequent filings by such individuals.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of the five (5) year cumulative return (assuming reinvestment of any dividends) for the Company, the New York Stock Exchange Index and the Dow Jones Transportation Equipment Index. The source for the information contained in this table in respect to the return for the Company and for the Dow Jones Transportation Equipment Index is Dow Jones & Company, Inc. and, in respect to the New York Stock Exchange Index, is Media General Financial Services.

                        FIVE YEAR CUMULATIVE TOTAL RETURN

                               [PERFORMANCE GRAPH]


                                             1995      1996      1997      1998      1999      2000
---------------------------------------------------------------------------------------------------
Trinity Industries, Inc.                     100        95        85       156        85        70

Dow Jones Transportation Equipment Index     100       106       126       225       172       188

New York Stock Exchange Index                100       131       153       222       238       257

                APPROVAL OF SHORT TERM MANAGEMENT INCENTIVE PLAN

         The Board of Directors, upon recommendation of the Human Resources Committee, has unanimously approved and adopted a new Short Term Management Incentive Plan (the "Plan") to govern the award and payment of cash bonuses to certain of the Company's executive officers and directed that the Plan be submitted to the Company's stockholders for approval so that payments thereunder will be deductible by the Company for federal income tax purposes.

Certain Terms Of The Plan

         The following is a summary of the terms of the Plan and is qualified in its entirety by reference to the complete text of the Plan, which is set forth in Exhibit A.

         The purpose of the Plan is to enhance the Company's ability to attract and retain highly qualified executives and to provide additional financial incentives to those executives to promote the success of the Company. The Plan is also intended to satisfy the requirements for "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code.

         The Plan will be administered by the Human Resources Committee of the Board or another committee appointed by the Board. In administering the Plan, the Committee will have full power and authority to interpret the terms and provisions of the Plan and to establish, adjust, pay or decline to pay bonuses under the Plan.

         Participation in the Plan will be limited to "Eligible Executives," which is defined as the Company's Chief Executive Officer and the four other executive officers of the Company that the Committee determines are executive officers whose compensation will be required to be reported to stockholders under the Securities Exchange Act of 1934, as amended. Participation in the Plan is limited to the five executive officers designated by the Committee.

         The Board has established the achievement of positive "Consolidated Net Income" as the performance goal necessary for the payment of bonuses under the Plan. For purposes of the Plan, Consolidated Net Income consists of net income before extraordinary items, as reported in the Company's annual published financial statements. Within 90 days after the end of each fiscal year, the Committee will designate those Eligible Executives who are to be participants in the Plan for that fiscal year and will specify the terms and conditions for the determination and payment of an "Incentive Bonus" to each of those participants. The maximum Incentive Bonus that may be payable to the Chief Executive Officer for any fiscal year is 1.5% of the Consolidated Net Income for that fiscal year and for any other Eligible Executive the maximum Incentive Bonus for any fiscal year will be 1.0% of the Consolidated Net Income for that fiscal year. The Committee may condition the payment of an Incentive Bonus upon the satisfaction of such objective or subjective standards that the Committee determines to be appropriate.

         As soon as practicable after the end of each fiscal year, the Committee will certify in writing whether the stated performance goal has been met and will determine the amount of the Incentive Bonus to be paid to each Plan participant. In determining that amount, the Committee will consider the target bonuses established at the beginning of the year, the degree to which the established standards were satisfied and any other objective or subjective factors it deems appropriate and may reduce the amount of, or eliminate altogether, any Incentive Bonus that would otherwise be payable. Following the Committee's determination of the Incentive Bonuses to be paid, those Incentive Bonuses will be paid in cash.

         If the Plan is approved by the Company's stockholders, it will be effective for fiscal 2001, which commenced on April 1, 2000 and will continue in effect until suspended or terminated by the Board. In addition, the Board may amend the Plan from time to time as it deems advisable, except that, without the approval of the Company's stockholders, the Board may not amend the Plan to (a) increase the maximum amount of Incentive

Bonus that may be paid or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan, (b) materially modify the eligibility requirements for participation in the Plan or (c) change the material terms of the stated performance goal.

Federal Income Tax Consequences

         Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the cash portion of the bonus in the year in which such cash was received. If a participant elects to defer a portion of the bonus pursuant to the Company's Supplemental Profit Sharing Plan, the participant will also be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by the Plan participants.

Plan Benefits

         The Incentive Bonuses, if any, that will be paid to Plan participants for any fiscal year are subject to the discretion of the Committee, based on objective or subjective factors that the Committee considers appropriate. Consequently, it is not possible to determine at this time the amount of the Incentive Bonuses that will be paid for fiscal 2001. As noted above, the maximum Incentive Bonus that may be paid under the Plan to the Chief Executive Officer is 1.5% of Consolidated Net Income and to any other participant is 1% of Consolidated Net Income for such fiscal year. Had the Plan been in effect for fiscal 2000, this provision would have produced a maximum Incentive Bonus for the Chief Executive Officer of approximately $2,482,500 and approximately $1,655,000 for each other participant. However, had the Plan been in effect for fiscal year 2000, using the objective and subjective standards that were established by the Committee for the fiscal 2000 incentive bonuses, the bonus compensation for the Chief Executive Officer and the other named executive officers would not have changed from the amount paid and disclosed in the Summary Compensation Table for fiscal 2000.

Reasons For Proposal

         Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a named executive officer in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the Company's stockholders. The Board believes that it is desirable and in the best interests of the Company and its stockholders that the cash bonuses to be paid to the Company's executive officers be deductible for federal income tax purposes and, accordingly, has structured the Plan to satisfy the requirements of Section 162(m) for performance-based compensation.

         If the Plan is not approved by the Company's stockholders, it is currently contemplated that any bonuses for fiscal 2001 and subsequent years for executive officers would be discretionary and that such bonuses would not be deductible under Section 162(m) to the extent that they exceed the limit set forth therein when combined with other non-exempt compensation.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SHORT TERM MANAGEMENT INCENTIVE PLAN.

            PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS
             INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR
                              ENDING MARCH 31, 2001

         Upon recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors for fiscal year 2001, subject to ratification by stockholders.

         Ernst & Young LLP, independent auditors, or a predecessor of that firm, have been the auditors of the accounts of the Company each year since 1958, including the fiscal year ended March 31, 2000. It is anticipated that representatives of Ernst & Young LLP will be present at the 2000 Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions raised at the 2000 Annual Meeting or submitted to them in writing before the 2000 Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 2001.

                              STOCKHOLDER PROPOSAL

         Hillson Partners Limited Partnership, 6900 Wisconsin Avenue, Suite 501, Bethesda, Maryland 20815, has notified the Company that it is the beneficial owner of 25,000 shares of common stock and that it intends to maintain such ownership through the date of the 2000 Annual Meeting of Stockholders. Hillson Partners Limited Partnership has advised the Company that it intends to offer the following proposal and supporting statement for consideration and approval at the Annual Meeting.

                      MAXIMIZE SHAREHOLDER VALUE RESOLUTION

         Resolved that the shareholders of Trinity Industries, Inc. ("Trinity") urge the Trinity Board of Directors to arrange for the prompt sale of Trinity to the highest bidder or bidders.

Stockholder's Supporting Statement

         The purpose of the Maximize Shareholder Value Resolution is to give all Trinity shareholders the opportunity to send a message to the Trinity Board of Directors that they support the prompt sale of Trinity to the highest bidder. The proponent of this resolution believes that the sale value of the company is substantially in excess of the public market price. A strong and or majority vote by the shareholders would indicate to the Board that the current corporate strategy is unacceptable and that continued poor shareholder return is unacceptable. Even if approved by a majority of Trinity shareholders represented and entitled to vote at the annual meeting, the Maximize Shareholder Value Resolution will not be binding on the Trinity Board of Directors. The proponent believes that if this resolution receives substantial support from the shareholders, the Board may choose to carry out the request set forth in this resolution.

         Proponent further believes that if the resolution is adopted, Management and the Board will interpret such adoption as a message from the Company's stockholders that it is no longer acceptable for the Board to continue with its current management plan and strategies.

                     I URGE YOU TO SUPPORT THIS RESOLUTION.

                 THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

         In the Board's opinion, the proposed stockholder resolution will not serve the stockholder's best interests, notwithstanding the non-binding nature of the resolution if approved by stockholders. If adopted, the proposal would be disruptive to employees, to customers and to the Company's long-term prospects, all to the detriment of our stockholders' fundamental interests.

         The Board believes that it can function most effectively when its strategic planning is conducted confidentially. This way, ideas and alternatives that enhance stockholder value can be developed with flexibility to adapt to changing circumstances and business conditions.

         The Board of Directors of Trinity is committed to value creation for its stockholders and regularly reviews the Company's operations and strategic alternatives to enhance stockholder values. The majority of the members of the Board of Directors are independent directors, and all of the Directors have diverse and broad business backgrounds and expertise on which to draw. To assist the Board, the Company has maintained close relationships with several nationally recognized investment banking firms and continues to obtain their advice on various matters relating to increasing stockholder value. Trinity has a well seasoned management team that continuously seeks to develop, in consultation with the Board, new strategies that are designed to position the Company to increase its market share, grow its revenues and enhance stockholder value.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

                                  OTHER MATTERS

         Management of the Company is not aware of other matters to be presented for action at the 2000 Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

         Stockholders' proposals to be presented at the 2001 Annual Meeting of Stockholders, for inclusion in the Company's Proxy Statement and form of proxy relating to the meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, no later than February 19, 2001. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

         Under the Bylaws of the Company, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting by the Secretary of the Company containing the name and address of the stockholder, the number of shares of the Company beneficially owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person or person(s) (including their names) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to serve. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

         The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company's Bylaws are available from the Secretary of the Company.

                               REPORT ON FORM 10-K

         Upon written request from any stockholder of record, the Company will furnish to such stockholder, without charge, its Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as filed with the

Securities and Exchange Commission, including financial statements. The Company may impose a reasonable fee for its expenses in connection with providing exhibits referred to in such Form 10-K if the full text of such exhibits is specifically requested. Requests should be directed to: Mr. Michael G. Fortado, Vice President, General Counsel and Corporate Secretary, Trinity Industries, Inc., P. O. Box 568887, Dallas, Texas 75356-8887.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY TO AVOID UNNECESSARY EXPENSE. THEREFORE, STOCKHOLDERS ARE URGED, REGARDLESS OF THE NUMBER OF SHARES OWNED, TO DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                       By Order of the Board of Directors



                                              MICHAEL G. FORTADO
                                        Vice President, General Counsel
                                           and Corporate Secretary
June 19, 2000

                                    EXHIBIT A


                            TRINITY INDUSTRIES, INC.

                      SHORT-TERM MANAGEMENT INCENTIVE PLAN


         Trinity Industries, Inc., a Delaware corporation (the "Company") adopts this Short-Term Management Incentive Plan (the "Plan") for the purpose of (i) promoting the achievement of superior financial and operating performance of Trinity Industries, Inc. and its subsidiaries through the awarding of annual cash incentives to participants in the Plan, (ii) rewarding participants who make significant contributions to the Company's success, and (iii) providing the Company a means to attract, motivate and retain certain key senior officers. Compensation payable under the Plan is intended to constitute "qualified performance-based compensation" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The performance goal necessary for the payment of compensation under the Plan will be achievement of positive Consolidated Net Income.

         1. DEFINITIONS. As used herein, the following terms shall have the respective meanings indicated:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "Code" shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

                  (c) "Committee" shall mean the Human Resources Committee of the Board or such other committee appointed by the Board to administer the Plan.

                  (d) "Company" shall mean Trinity Industries, Inc., a Delaware corporation.

                  (e) "Consolidated Net Income" shall mean, for any Fiscal Year, the net income before extraordinary items reported in the Company's annual consolidated statement of income included in the Annual Report on Form 10-K, as filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

                  (f) "Eligible Executive" shall mean the Company's Chief Executive Officer and each of the four other executive officers of the Company that the Committee determines, in its discretion, is an executive officer whose compensation will be required to be reported to stockholders under the Securities Exchange Act of 1934, as amended.

                  (g) "Incentive Bonus" shall mean, for each Eligible Executive, an annual bonus opportunity amount determined by the Committee pursuant to Section 3 below.

                  (h) "Regulations" shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

         2. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay the Incentive Bonus for each Eligible Executive. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Eligible Executive; provided, however, that the exercise of such discretion with respect to any Eligible Executive shall not have the effect of increasing the Incentive Bonus that is payable to any other Eligible Executive.

         3. ELIGIBILITY. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

         4. AWARDS.

                  (a) Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Eligible Executives as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Eligible Executive for such fiscal year, including the establishment of a targeted award for each Eligible Executive based on a percentage of the salary of each Eligible Executive.

                  (b) The Committee may condition the payment of an Incentive Bonus upon satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Incentive Bonus that would otherwise be payable to an Eligible Executive (including a reduction in such amount to zero).

                  (c) The Incentive Bonus payable to the Chief Executive Officer of the Company with respect to any fiscal year shall not exceed 1.5% of the Consolidated Net Income for such fiscal year. The Incentive Bonus payable to any other Eligible Executive with respect to any fiscal year shall not exceed 1.0% of the Consolidated Net Income for such fiscal year.

         5. COMMITTEE CERTIFICATION. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the stated performance goal has been achieved and the amount of the Incentive Bonus to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

         6. PAYMENT OF INCENTIVE BONUSES. Subject to any election duly and validly made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus, Incentive Bonuses shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

         7. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or
(b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Eligible Executive without incurring liability to any person under the Plan or otherwise.

         8. WITHHOLDING. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

         9. NONTRANSFERABILITY. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to an Eligible Executive and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

         10. UNFUNDED PLAN. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. An Eligible Executive's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

         11. ADOPTION, AMENDMENT, SUSPENSION AND TERMINATION OF THE PLAN.

                  (a) Subject to the approval of the Plan by the holders of a majority of the Company common stock represented and voting on the proposal at the annual meeting of Company stockholders to be held on July 19, 2000 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing April 1, 2000 and shall continue in effect until terminated by the Board. Upon such approval of the Plan by the Company's stockholders, all Incentive Bonuses awarded under the Plan on or after July 19, 2000 shall be fully effective as if the stockholders had approved the Plan on or before April 1, 2000.

                  (b) Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of stockholders:

                           (1) To increase the maximum amount of Incentive Bonus
                  that may be paid under the Plan or otherwise materially increase the benefits accruing to any Eligible Executive under the Plan;

                           (2) To materially modify the requirements as to
                  eligibility for participation in the Plan;

                           (3) To change the material terms of the stated
                  performance goal.

                  (c) No Incentive Bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

                            TRINITY INDUSTRIES, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS - JULY 19, 2000

         The undersigned hereby appoints Timothy R. Wallace, Dean P. Guerin and Michael G. Fortado and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed below the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Trinity Industries, Inc. to be held at its offices, 2525 Stemmons Freeway, Dallas, Texas 75207, on Wednesday, July 19, 2000 at 9:30 a.m. Central Daylight Saving Time, and at any adjournment or adjournments thereof. If more than one of the above attorneys shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said attorneys so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NAMED NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.


(Continued and to be marked, dated and signed on reverse side)


                                                     TRINITY INDUSTRIES, INC.
                                                     P.O. BOX 11369
                                                     NEW YORK, N.Y. 10203-0369

(1) Election of ten (10) Directors:

FOR ALL NOMINEES [ ]     WITHHOLD AUTHORITY to vote [ ]     EXCEPTIONS [ ]
listed below             for all nominees listed below.

Nominees: David W. Biegler, Ronald J. Gafford, Barry J. Galt, Clifford J. Grum, Dean P. Guerin, Jess T. Hay, Edmund M. Hoffman, Diana S. Natalicio, Timothy R. Wallace and W. Ray Wallace.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT NOMINEE'S NAME.)

(2) To approve the Trinity Industries Short Term Management Incentive Plan.

     FOR [   ]                AGAINST [   ]         ABSTAIN [   ]

(3) To approve ratification of Ernst & Young as Independent Auditors for fiscal year 2001.

     FOR [   ]                AGAINST [   ]         ABSTAIN [   ]

(4) To vote on a stockholder proposal recommending to the Board of Directors to promptly sell the Company to the highest bidder.

     FOR [   ]                AGAINST [   ]         ABSTAIN [   ]

(5) In their discretion on such other matters as may properly come before the Meeting.

                                          Change of Address and or Comments Mark
                                          Here [ ]

                                          PLEASE SIGN EXACTLY AS YOUR NAME
                                          APPEARS ON THE PROXY. IF YOUR STOCK IS
                                          JOINTLY OWNED, BOTH PARTIES MUST SIGN.
                                          FIDUCIARIES AND REPRESENTATIVES SHOULD
                                          SO INDICATE WHEN SIGNING, AND WHEN
                                          MORE THAN ONE IS NAMED, A MAJORITY
                                          SHOULD SIGN. IF SIGNED BY A
                                          CORPORATION, ITS SEAL SHOULD BE
                                          AFFIXED.

                                          DATED:
                                                -------------------------------

                                          -------------------------------------
                                                        SIGNATURE

                                          -------------------------------------
                                                        SIGNATURE

                                                VOTES MUST BE INDICATED [ ]
                                                 (x) in Black or Blue ink.


PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.